Exhibit 99.1
GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn
Manager, Investor Relations
405.254.5839

GMX RESOURCES INC.   Notice Regarding NYSE Listing, Bakken Operational Update and Notice Regarding Interest Payment

Oklahoma City, Oklahoma, Monday, March 4, 2013. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company”); is an oil and gas exploration and production Company with assets in the Williston Basin, Denver Julesburg (“DJ”) Basin and East Texas Basin.

NYSE Listing Notice
The Company announces today that has been notified by the New York Stock Exchange (the “NYSE”) that it is not in compliance with one of the continued listing standards of the NYSE. The Company is considered below criteria established by the NYSE because the Company’s total market capitalization has been less than $50 million over a consecutive 30 trading day period and its last reported shareholders’ equity was less than $50 million.

In accordance with NYSE procedures, the Company has 45 days from receipt of the notice to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months (the “plan period”). The Listings and Compliance Committee of the NYSE (the “Committee”) will then review the business plan for final disposition.

In the event that the Committee accepts the plan, the Company will be subject to quarterly monitoring for compliance with the business plan and the Company’s stock will continue to trade on the NYSE during the plan period, subject to the Company’s compliance with other NYSE continued listing requirements. In the event the Committee does not accept the business plan, the Company will be subject to suspension by the NYSE and delisting procedures.

Bakken Operations Update

The Lange 44-31-2H, located in Sections 30 & 31, Township 147N Range 99W in McKenzie County, North Dakota is currently producing with a peak 24 hour flow rate of 2,402 BOEPD. The Company has an 89% working interest and this well targeted the Middle Bakken with a total depth of 20,255' and a lateral length of 8,630'. The well was drilled parallel to the Lange 11-30-1H.

The Helmerich & Payne FlexRig 3™ #255 has been relocated to Sections 16 & 21, Township 143N Range 99W in Billings County, North Dakota. Plans called for the FlexRig 3™ to drill two Middle Bakken wells off the same pad. The Company completed the drilling of the Fairfield State 21-16-1H-RE in January 2013, and has now reached total depth on the Fairfield 21-16-2H. The Fairfield 21-16-2H achieved a new Company record for spud to total depth of 21 days which is eight days faster than any previously drilled well. Both wells are planned as 9,850' horizontal laterals. The Company plans to fracture stimulate the wells simultaneously. The pad drilling and zipper-frac is expected to reduce the overall project costs in which the Company has a 96% working interest. The Company expects to have both wells contributing to production early in the second quarter weather permitting.

Notice Regarding Interest Payment

The Company is filing today with the SEC information required on Form 8-K regarding its failure to pay an interest payment due March 4, 2013 on its Senior Secured Second-Priority Notes due 2018, and related triggering events.
GMXR is a resource play rich exploration and production Company. The company is currently developing its Bakken and Three Forks oil shale resources located in the Williston Basin, North Dakota. The company is also planning test wells in the DJ Basin, Wyoming targeting additional potential oil resources in the Niobrara Petroleum System. GMXR’s large natural gas resources are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production. GMXR believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities in constantly changing economical environments. GMXR's multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout its portfolio.
Please visit www.gmxresources.com for more information on GMXR.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s 2013 drilling plan and estimated capital expenditures, the number and location of planned wells, and statements regarding the quality of GMXR's properties and resource potential. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR's properties. Such statements are subject to a number of risks, including but not limited to risks relating to the Company’s ability to obtain financing for its planned activities, commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of GMXR. Reference is made to GMXR's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.